Exhibit 1
ESCROW AGREEMENT

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time and including any and all written instructions given to the Escrow Agent (hereinafter defined) pursuant hereto, this “Agreement”) is made and entered into as at May 16, 2011, by and among OEP CHME Holdings, LLC, a Delaware limited liability company (“OEP”, “Party A”), China Medicine Corporation, a Nevada corporation (“Company”, “Party B”, and together with Party A, sometimes referred to individually as a “Party” or collectively as the “Parties”), and JPMorgan Chase Bank, N.A., acting through its Hong Kong branch (the “Escrow Agent”). Unless specifically defined herein, all capitalized terms hereunder shall have the same meaning set forth in the Underlying Agreement.

WHEREAS, the Parties entered into an agreement dated December 31, 2009 (the “Underlying Agreement”) pursuant to which Party A acquired from the Party B 4,000,000 Common Shares at US$3.00 per share and 1,920,000 Redeemable Convertible Preferred Shares at US$30.00 per share for an aggregate purchase price of US$69,600,000;

WHEREAS, the Board of Directors of Party B issued a resolution dated after the Closing Date of this Escrow Agreement approving the application of up to US$2,000,000 in aggregate of the Escrow Funds for additional working capital at Party B (the “Resolution”);

WHEREAS, the Board of Directors of Party B issued a resolution dated after the Closing Date of this Escrow Agreement approving the application of up to US$6,000,000 in aggregate of the Escrow Funds for capital expenditures at LifeTech;

WHEREAS, the Board of Directors of Party B issued a resolution dated after the Closing Date of this Escrow Agreement approving the application of up to US$2,000,000 in aggregate of the Escrow Funds for Stock Repurchase Program of outstanding common shares of Party B;

WHEREAS, the Board of Directors of Party B issued a resolution dated after the Closing Date of this Escrow Agreement approving the application of up to US$1,000,000 in aggregate of the Escrow Funds for operating expenses of Party B;

WHEREAS, the Board of Directors of Party B issued a resolution dated after the Closing Date of this Escrow Agreement approving the application of up to US$2,000,000 in aggregate of the Escrow Funds to extend the Stock Repurchase Program of outstanding common shares of Party B previously adopted by the Board of Directors of Party B

WHEREAS, upon the aforesaid disbursements of Former Escrow Funds, the balance of Escrow Account should be US$56,600,000 plus the interests accumulated since the Closing Date;

and wish to jointly appoint the Escrow Agent to provide certain services to the Parties as set out in this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Appointment

The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.	Escrow Fund; Escrow Account

2.1	Party A agrees to deposit with the Escrow Agent a portion of the purchase price equal to US$56,600,000 (the “Escrow Amount”) in immediately available funds (the “Escrow Deposit”).

2.2	The Escrow Agent shall hold the Escrow Deposit (the “Escrow Fund”) including any interest accrued in respect thereof on the terms and subject to the conditions of this Agreement.

2.3
During the term of this Agreement, the Escrow Fund shall be deposited in an interest bearing account at JP Morgan standard saving rate (currently USD offered at 0% p.a. and RMB offered at 0.1% p.a. and subject to future changes without further notice) with the Escrow Agent (the “Escrow Account”). All interest accrued in respect of the Escrow Fund shall be retained in the Escrow Account and form part of the Escrow Fund.

3.	Disposition and Termination

3.1(a)
Upon presentation of a confirmation confirming the resolution of the Board of Directors of the Party B dated after the Closing Date approving the execution by Party B of a definitive agreement with respect to the acquisition of Guangdong Jiangmen and the application of a portion of the Escrow Funds towards the payments required to be made by Party B under such agreement, together with a joint written instructions signed by the Authorized Persons of each of Party A and Party B directing disbursement, delivery or payment of any portion of the Escrow Funds, then the Escrow Agent shall promptly comply with such instruction and disburse such amount as instructed. Party A and B agree that such resolution shall include: (1) evidence of applicable regulatory approval for rADTZ, (2) customer contracts evidencing the need for at least 50% of the manufacturing capacity for rADTZ to be added from the acquisition of Guangdong Jiangmen, and (3) a statement confirming that the Executive Shareholder and Mr. Liu Junhua and Ms. Liu Minhua have obtained the Certificate for the Receipt of Foreign Exchange for Transfer of Shares;

Authorized Persons means the person or persons designated in Part A of Schedule I of this Agreement.

3.1(b)
If at any time the Escrow Agent receives joint written instructions signed by the Authorized Persons of each of Party A and B directing disbursement, delivery or payment of any portion of the Escrow Funds, and a copy of a resolution of the Board of Directors of the Party B approving the application of any portion of the Escrow Funds, then the Escrow Agent shall promptly comply with such instruction and disburse such amount as instructed;

3.1(c)
To the extent any Escrow Funds are not covered by an Escrow Release Request, a Disputed Request pursuant to Section 3.1(d) or a request pursuant to Section 3.1(e) twenty eight (28) months after the date of this Agreement, if the Escrow Agent receives written instructions (x) up on receiving confirmations from Party A and B confirming if Party A holds at least 10% of the total issued and outstanding Common Stock on a Fully Diluted Basis at the time of determination (as determined by a certificate from Party A to that effect) signed by an Authorized Person of both Party A and B or (y) up on receiving confirmations from Party B confirming if Party A holds less than 10% of the total issued and outstanding Common Stock on a Fully Diluted Basis at the time of determination (as determined by a certificate from the Party B to that effect) signed by an Authorized Person of the Party B, directing the disbursement, delivery or payment to the Party B of that portion of Escrow Funds which is not subject to any Escrow Release Request, a Disputed Request or a request, then the Escrow Agent shall promptly comply with such instructions and disburse such amount to the Party B;

3.1(d)
No later than the first Business Day following the passage of ten (10) days after receipt of, and in accordance with, written instructions signed by an Authorized Person of Party A (a “Escrow Release Request”) (a copy of which shall be delivered simultaneously by Party A to the Escrow Agent and Party B) (1) requesting the Escrow Agent to release and deliver to Party A any portion of the Escrow Funds as set forth therein; (2) specifying in reasonable detail the basis on which indemnification is being asserted, and (3) specifying the provision or provisions of the Underlying Agreement under which such indemnification is being asserted; provided, however, that if within ten (10) days after the Escrow Agent’s receipt of an Escrow Release Request, Party B delivers to the Escrow Agent and Party A a written objection to such Escrow Release Request disputing the existence or basis of such indemnification obligation or stating that the indemnification obligation is less than the amount set forth in Party A’s written instructions and, if less, setting forth the dollar amount of such lesser obligation, then the Escrow Agent shall only be permitted to release to Party A the amount for which there is no such objection (each Escrow Release Request as to which there is an objection being referred to herein as a “Disputed Request”); provided, further, that any Escrow Funds covered by any Disputed Request but not released on account of any such objection may thereafter only be released by the Escrow Agent pursuant to a joint instruction signed by Party A and B, decree or judgment of a final and non-appealable court or other tribunal of competent jurisdiction; and

3.1(e)
To the extent any Escrow Funds are not covered by a Disputed Request pursuant to Section 3.1(e), if Party A shall have delivered to the Escrow Agent, and copied Party B, a certificate stating that Party A is entitled to the Escrow Funds pursuant to Section 4.11 of the Underlying Agreement and specifies the amount of Escrow Funds with the Escrow Agent shall disburse to Party A, then the Escrow Agent shall promptly comply with such instruction and disburse such amount are instructed to Party A.

3.1 (f)
The Escrow Agent will provide daily indicative RMB conversion spot rates to Party B for consideration. Authorized Persons of Party B may at any time convert a minimum of USD1 million in aggregate per transaction. The Escrow Agent will hold the RMB constituting part of the Escrow Fund in an interest bearing account.

Authorized Persons means the person or persons designated in Part D of Schedule 1 of this Agreement.

3.2
Upon the delivery of the Escrow Fund by the Escrow Agent to Party A and/or Party B as directed by the Parties in accordance with this Agreement, this Agreement and the duties and obligations of the Escrow Agent under this Agreement shall terminate.

3.3	Sections 6, 7, 8, 9 and this Section 3.3 shall survive the termination of this Agreement.

3.4
Party A and Party B agree and acknowledge that the Escrow Agent may assume the documents, certificates and statements provided in this Section 3 are true and correct, and the Executive Shareholder and Mr. Liu Junhua and Ms. Liu Minhua have made a good faith effort to obtain the Certificate for the Receipt of Foreign Exchange for Transfer of Shares where necessary and Party A believes that such certificate is forthcoming.

4.	Escrow Agent

4.1
The Escrow Agent shall have only those duties as are specifically and expressly provided herein (and no implied duties), which shall be deemed purely ministerial in nature, and shall under no circumstances be deemed a fiduciary for the Parties. The Escrow Agent shall be neither responsible for, nor chargeable with knowledge of, or have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties in connection herewith, if any, including without limitation the Underlying Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, even though reference thereto may be made in this Agreement.

4.2
In the event of any conflict between the terms and provisions of this Agreement and those of the Underlying Agreement or any other agreement among the parties to this Agreement, the terms and conditions of this Agreement shall control.

4.3
Subject to Section 11, the Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person(s) without inquiry and without requiring substantiating evidence of any kind. Subject to Section 11, the Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such notice, document, instruction or request.

4.4
The Escrow Agent shall have no duty to solicit any payments which may be due to it, to the Escrow Fund or to the Escrow Account, including, without limitation, the Escrow Deposit, nor shall the Escrow Agent have any duty or obligation to verify the correctness of any amounts deposited with the Escrow Agent hereunder. The Escrow Agent, however, shall report and inform Party A and Party B of the receipt of any deposits to the Escrow Account on a timely basis.

4.5	Under no circumstances shall the Escrow Agent be obliged to make any payment from the Escrow Account, where such payment would result in a negative balance in the Escrow Account.

4.6
The Escrow Agent may perform any of its powers and perform any of its duties hereunder directly or through agents or attorneys who may be affiliated entities (defined below) (and shall be liable only for its gross negligence or willful misconduct (as finally adjudicated in a court of competent jurisdiction) in the selection of any such agent or attorney, except that the Escrow Agent shall accept the same level of liability for any affiliated entity as for itself). The Parties irrevocably authorize the Escrow Agent to disclose information relating to any of the Parties or the Escrow Fund to such agent or attorney without further notice to or consent from any of the Parties to the extent that such disclosure (i) is required by and/or in compliance with relevant rules and regulations and (ii) is reasonably deemed as necessary in the course when the Escrow Agent is performing its assigned duties. For the purpose of this Agreement, “affiliated entities” means any subsidiaries, branches or sub-branches of the Escrow Agent.

4.7
The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons.

4.8
In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, are insufficient or incomplete or conflict with any of the provisions of this Agreement or any applicable law, rule, regulation, order, ruling or directive, or any rule, policy, code, requirement or determination of any government, regulatory or self-regulatory body or market practice, the Escrow Agent shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held by it in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction..

4.9
The Escrow Agent may engage or be interested in any financial or other transaction with either or both of the Parties or affiliate(s) thereof, and may act on the instructions of, or as depositary, trustee or agent for, any committee or body of holders of obligations of such Party or such affiliate(s), as freely as if it were not the Escrow Agent hereunder.

4.10	The rights and remedies of the Escrow Agent set forth in this Agreement shall be cumulative, and not exclusive, of any rights and remedies available to it at law or equity or otherwise.

4.11	The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

5.	Removal and Resignation

5.1
The Escrow Agent may resign and be removed from its duties or obligations hereunder by either giving the Parties thirty (30) days advance notice of such resignation in writing and specifying a date when such resignation shall take effect (the “Effective Resignation Date”) or the receipt of written removal notice jointly approved by the Parties which is duly served thirty (30) days in advance. Unless otherwise agreed by the Parties, any successor Escrow Agent should be bound by the terms and conditions under this Escrow Agreement.

5.2
The Escrow Agent’s sole responsibility on or after the Effective Resignation Date shall be to hold the Escrow Fund and to deliver the same to (i) a successor escrow agent, if any, designated by the Parties or (ii) any Party or the Parties, in each case as notified by the Parties in writing to the Escrow Agent in accordance with this Agreement, at which time of delivery this Agreement and the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 3.3.

5.3
If, prior to the Effective Resignation Date, the Parties have failed to appoint a successor escrow agent, or instruct the Escrow Agent to deliver the Escrow Fund to any Party in accordance with clause (ii) of Section 5.2 above, the Escrow Agent may, at any time on or after the Effective Resignation Date, appoint a successor escrow agent of its own choice. Any such appointment shall be binding upon all of the parties hereto and the Escrow Agent shall deliver the Escrow Fund to the successor escrow agent so appointed, at which time of delivery this Agreement and the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 3.3.

6.	Compensation and Reimbursement

6.1
Party B agrees to pay the Escrow Agent upon execution of this Agreement and from time to time thereafter compensation for the services to be rendered hereunder in the conjunction with written request issued by the Escrow Agent, which unless otherwise agreed in writing shall be as described in Schedule 2 attached hereto and reimburse the Escrow Agent for all reasonable expenses arising out of or incurred in connection with or in order to comply with, the terms of this Agreement or any applicable legal, tax, accounting or regulatory requirements (including, without limitation, any reasonable fees of counsel, accountants or skilled persons pursuant to Section 4.7 and any costs and expenses incurred in making disclosure pursuant to Section 9.2) forthwith [CONSIDER 30 DAYS] on receipt of an invoice detailing the same and suitable documentation. If not paid within 30 days, all such fees and expenses may be charged to the Escrow Account and/or the Escrow Fund (if any). Party B should not be liable for any reimbursement for expenses resulting from gross negligence and willful misconduct of the Escrow Agent.

6.2
All compensation, reimbursement and other amounts payable by any Party under this Agreement shall be paid without setoff and without deduction for any withholding, value-added or other similar taxes, charges, fees or assessments. The Parties shall jointly and severally indemnify the Escrow Agent on an after-tax basis against the full amount of any taxes (including, but not limited to stamp duty), fees, expenses, assessments or other charges paid by the Escrow Agent and any losses arising therefrom or with respect thereto, relating to or in connection with any amounts payable under this Agreement whether or not such taxes, fees, expenses, assessments or other charges were correctly or legally asserted. If any Party shall be required by any applicable law to make any deduction or withholding on account of taxes with respect to any amount payable under this Agreement, then it shall (i) pay such additional amounts so that the net amount received by the Escrow Agent of such payment is not less than the amount which the Escrow Agent would have received had no such deduction or withholding been made; and (ii) promptly deliver to the Escrow Agent all tax receipts evidencing payment of taxes so deducted or withheld.

6.3
On termination pursuant to Section 3.2 or resignation pursuant to Section 5.1, the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses that the Escrow Agent reasonably believes it may incur in connection with the termination of, or its resignation as Escrow Agent under, this Agreement.

7.	Limitation of Liability

7.1
Subject to Section 7.3, none of the Escrow Agent, its affiliated entities, or any of their respective directors, officers and employees shall under any circumstances be liable to any Party for any loss, damage or expense suffered or incurred by any Party as a direct or indirect result of:

(i) any act, omission or insolvency of any settlement system; or

(ii) any forces beyond the control of the Escrow Agent, including, but not limited to, acts of God, fire, war, terrorism, floods, strikes, electrical outages or equipment or transmission failures.

7.2	Subject to Section 7.3, any liability of the Escrow Agent under this Agreement will be limited to the amount of fees paid to the Escrow Agent.

7.3
Neither the Escrow Agent nor any of its directors, officers or employees shall be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party. Nevertheless, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

8.	Indemnity

8.1
The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, attorneys, accountants, experts, agents and employees (the “indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs and expenses (including, without limitation, the reasonable fees and expenses of in house or outside counsel and experts) (collectively “Losses”) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the indemnitee(s), except in the case of any indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions from any Party, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof.

8.2
The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrow Fund for its own account or for the account of any other indemnitee any amounts due to the Escrow Agent under Section 6 above or to any indemnitee under this Section 8.

9.	Account Opening Information and Disclosure of Information

9.1
Important Information about Procedures for Opening a New Account. To help in the fight against the funding of terrorism and money laundering activities, the Escrow Agent is required along with all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When and at any time after any Party opens an account, the Escrow Agent will ask for and that Party shall provide all information that will allow the Escrow Agent and/or any of its affiliated entities to identify that Party (and any relevant underlying beneficiaries) and to comply with all applicable law, rules, regulations guidelines and codes of conduct (including those issued by the Hong Kong Monetary Authority). Such information provided by the Parties should be kept in confidence and disclosed only to the extent required for the performance of any assigned duties by the Escrow Agent.

9.2
Disclosure of Information. The Parties irrevocably authorize the Escrow Agent and its affiliated entities, without further notice to or consent from any of the Parties, and whether during the continuance of or after the termination of this Agreement, to make the required disclosure of information relating to any of the Parties, any relevant underlying beneficiaries and/or any of the Escrow Account and Escrow Fund to (i) any proposed successor escrow agent; (ii) any of their respective auditors, regulators or legal advisers, (iii) its counsel, accountants and other skilled persons to be selected or retained by it, to the extent that, in the Escrow Agent’s opinion, is necessary or desirable for the purpose of allowing the Escrow Agent to perform its duties and to exercise its powers and rights hereunder, and (iv) after notice to the Parties (to the extent legally permitted), any relevant authorities (including, without limitation, the Securities and Futures Commission and the Hong Kong Monetary Authority) or as otherwise required by any applicable law, court or legal process, including all such documents (or copies thereof) in the Escrow Agent’s possession as may be requested.

9.3
Tax Matters. The Escrow Agent is authorized to deduct or withhold any sum on account of any Tax required or which in its view is required to be so deducted or withheld or for which it is in its view liable or accountable by law or practice of any relevant revenue authority of any jurisdiction and, in each case, in accordance with the Escrow Agent’s usual and customary business practice. In this Agreement, “Tax” means all present and future taxes, levies, imposts or duties (including value added taxes and stamp duties) whatsoever and wheresoever imposed. The Escrow Agent is not responsible for the preparation or filing of any income, franchise or any other tax returns with respect to income earned or other transactions effected by the Escrow Account or Escrow Fund. The Escrow Agent shall have no responsibility for making reclaims of Tax on behalf of any of the Parties.

10.	Notices and funds transfer information

10.1	All communications hereunder shall be in writing and shall be deemed to be duly given and received:

	(i)	upon delivery, if delivered personally, or upon confirmed transmittal, if by facsimile;

	(ii)	on the next Business Day (as hereinafter defined) if sent by overnight courier; or

(iii)
four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

10.2
All communications or fund transfers made to Party A, Party B or the Escrow Agent pursuant to this Agreement will be made in accordance with the contact details or banking account information, as the case may be, shown below:

If to Party A	OEP CHME Holdings, LLP c/o One Equity Partners Chater House, 20F, 8 Connaught Road Central Fax: +852 2167 8517 Attention: Ryan Shih

with a copy to: One Equity Partners 320 Park Avenue 18th Floor New York, NY 10022 Fax: (212) 277-1572 Attention: Bradley J. Coppens

and to: Orrick, Herrington & Sutcliffe 43rd Floor Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong Fax: +852 2218 9200 Attention: Mark J. Lee, Esq.

If to Party B	China Medicine Corporation 2/F, Guangri Tower No. 9 Siyounan Road lst Street Yuexiu District Guangzhou, China 510600 Fax: +86 20 8737 3855 Attention: Yang Senshan

with a copy to: Pryor Cashman. LLP 7 Times Square New York, NY 10036-6569 Fax: (212) 798-6366 Attention: Elizabeth Fei Chen, Esq.

If to the Escrow Agent	c/o JPMorgan Chase Bank, N.A. 53/F., One Island East, 18 Westlands Road, Hong Kong Attention: Escrow Department Fax No.: +852 2167 8603

10.3	Notwithstanding Sections 10.1 and 10.2:

(i)
in the case of communications delivered to the Escrow Agent pursuant to paragraphs (i), (ii) or (iii) of Section 10.1, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office; and

(ii) in the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

10.4
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11.	Security Procedures

11.1
Any fund transfer instruction must be in writing and is irrevocable. Funds transfer instructions must include one of the authorized signatures of relevant Party set out in Part A of Schedule 1 hereto (“Schedule 1”) and the Escrow Agent is authorized to act upon that instruction if the actual or purported signature, regardless of how or by whom affixed, resembles the specimens set out in Schedule 1.

11.2	(a)
In the event funds transfer instructions are given, the Escrow Agent is authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to the person or persons designated in Part B of Schedule 1, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The Escrow Agent, at its discretion, may make recordings and retain such recordings of telephone conversation -. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent, and shall be effective only after the Escrow Agent has had a reasonable opportunity to act on such changes. If the Escrow Agent is unable to contact any of the authorized representatives identified in Part B of Schedule 1, the Escrow Agent is hereby authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of Party A or Party B’s executive officers, (“Executive Officers”), as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

(b)
Additionally, the Parties acknowledge that repetitive funds transfer instructions have been given to the Escrow Agent where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Such Standing Settlement Instructions are set forth in Schedule 1. Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for the Parties. Escrow Agent and the Parties agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of the Parties, without requiring a verifying callback, whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for the Parties. The Parties acknowledge that such Standing Settlement Instructions are a security procedure and are commercially reasonable.

11.3
The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Party A or Party B to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any funds in the Escrow Fund for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.

11.4
If any funds transfer instruction requires payment in currency other than the currency of the Escrow Account and subject to applicable laws, the Escrow Agent may convert the Escrow Fund to the currency of that instruction at the Escrow Agent’s then prevailing rate of exchange. The Escrow Agent may deduct its fee for such conversion from the payment amount.

12.	Parties’ Representations, Warranties and Undertakings

Each of the Parties hereby represents, warrants and undertakes (as the case may be) to the Escrow Agent on a continuing basis that:

(a)	it is duly incorporated, established or constituted (as the case may be) and validly existing under the laws of its country of incorporation, establishment or constitution (as the case may be);

(b)	it is duly authorised and has taken all necessary action to allow it to enter into and perform this Agreement and the transactions contemplated under this Agreement;

(c)
it has obtained all authorisations of any governmental authority or regulatory body required in relation to it in connection with this Agreement and such authorisations remain in full force and effect;

(d)
the execution, delivery and performance of and the transactions to be effected under this Agreement will not violate (i) any law or regulation applicable to it, (ii) its constitutional documents, or (iii) any agreement by which it is bound or by which any of its assets are affected; and

(e)
it will keep this Agreement confidential and, other than where disclosure is required by applicable law or regulation, will only disclose it (or any part of it) with the prior consent of the Escrow Agent.

13.	Compliance with Court Orders

In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

14.	Miscellaneous

14.1	The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only in writing signed by the Escrow Agent and the Parties.

14.2
Subject to Section 14.3, neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party without the prior consent of all of the other parties hereto.

14.3
Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, shall be party to this Agreement as Escrow Agent, and shall succeed to all rights and obligations of the Escrow Agent under this Agreement, without consent by, notice to or other further act by any of the Parties unless such consent, notice or act is required by any applicable law and may not be waived by the relevant Party or Parties. Each of the Parties agrees that if the Escrow Agent transfers its escrow business (or a business division of which the escrow business forms part) to another entity, it authorizes the Escrow Agent as its agent to sign an agreement with such entity in substantially the same form as this Agreement to procure that such agent be the successor Escrow Agent and succeeds to all rights and obligations of the Escrow Agent under this Agreement.

14.4
This Agreement shall be governed by and construed under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the exclusive jurisdiction of the courts located in Hong Kong. To the extent that in any jurisdiction any Party may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, each party hereto irrevocably agrees not to claim, and it hereby waives, such immunity.

14.5
At any time after the date of this Agreement each of the Parties shall, at the reasonable request of the Escrow Agent and at the cost and expense of the relevant Party or Parties, execute or procure the execution of such document(s) and/or do or procure the doing of such acts and things as the Escrow Agent may in its absolute discretion deem necessary or desirable for the purpose of carrying out any of its obligations under this Agreement.

14.6	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.7
If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.

14.8
Except as expressly provided in Sections 8 and 14.3 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

14.9
Without limitation to any of the other provision in this Agreement, the Parties agree to be bound by the Specific Terms and Conditions for Hong Kong RMB Accounts and Clearing Services set out in Schedule 3 of this Agreement with respect to the Escrow Account.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

OEP CHME Holdings, LLP [duly authorized for and on behalf of OEP CHME Holdings, LLP]

Signature:	/s/ Bradley J. Coppens

Printed Name:	Bradley J. Coppens

China Medicine Corporation/[duly authorized for and on behalf of China Medicine Corporation]

Signature:

Printed Name:	Yang Senshan

duly authorized for and on behalf of JPMORGAN CHASE BANK, N.A., HONG KONG BRANCH as Escrow Agent

Signature:

Printed Name:	Ryan Lee

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

OEP CHME Holdings, LLP [duly authorized for and on behalf of OEP CHME Holdings, LLP]

Signature:

Printed Name:	Ryan JH Shih

China Medicine Corporation/[duly authorized for and on behalf of China Medicine Corporation]

Signature:	/s/ Yang Senshan

Printed Name:	Yang Senshan

duly authorized for and on behalf of JPMORGAN CHASE BANK, N.A., HONG KONG BRANCH as Escrow Agent

Signature:

Printed Name:	Ryan Lee

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

OEP CHME Holdings, LLP [duly authorized for and on behalf of OEP CHME Holdings, LLP]

Signature:

Printed Name:	Ryan JH Shih

China Medicine Corporation/[duly authorized for and on behalf of China Medicine Corporation]

Signature:

Printed Name:	Yang Senshan

duly authorized for and on behalf of JPMORGAN CHASE BANK, N.A., HONG KONG BRANCH as Escrow Agent

Signature:	/s/ Ryan Lee

Printed Name:	Ryan Lee

Schedule 1

Part A

Telephone Number(s) and Authorized Signature(s) of
Person(s) Designated to give Funds Transfer Instructions

Party A:

Name	Telephone Number	Signature

1. Bradley J. Coppens	+1 212 277 1581	/s/ Bradley J. Coppens

2. ____________________	____________________

3. ____________________	____________________

Party B:

Name	Telephone Number	Signature

1. Yang Senshan	+86 1392 512 9121

2. ____________________	____________________

3. ____________________	____________________

Part B
Telephone Number(s) of
Person(s) Designated to Confirm (by Call-Back) Funds Transfer Instructions

Party A:

Name	Telephone Number

1. Bradley J. Coppens	+1 212 277 1581

2. ____________________	____________________

3. ____________________	____________________

Party B:

Name	Telephone Number

1. Yang Senshan	+86 1392 512 9121

2. ____________________	____________________

3. ____________________	____________________

Schedule 1

Part A

Telephone Number(s) and Authorized Signature(s) of
Person(s) Designated to give Funds Transfer Instructions

Party A:

Name	Telephone Number	Signature

1. Ryan JH Shih	+852 2800 0182 / +852 6640 0000
+86 1391 048 000

2. ____________________	____________________

3. ____________________	____________________

Party B:

Name	Telephone Number	Signature

1. Yang Senshan	+86 1392 512 9121	/s/ Yang Senshan

2. ____________________	____________________

3. ____________________	____________________

Part B
Telephone Number(s) of
Person(s) Designated to Confirm (by Call-Back) Funds Transfer Instructions

Party A:

Name	Telephone Number

1. Ryan JH Shih	+852 2800 0182 / +852 6640 0000 / +86 1391 048 000

2. ____________________	____________________

3. ____________________	____________________

Party B:

Name	Telephone Number

1. Yang Senshan	+86 1392 512 9121

2. ____________________	____________________

3. ____________________	____________________

PART C

Party A Standing Settlement Instructions

Beneficiary Bank	: JP Morgan Private Bank
ABA#	: 021 000 021
Beneficiary	: OEP CHME Holdings
Beneficiary A/C #	:3221660001

Party B Standing Settlement Instructions

Beneficiary Bank	: HSBC Hong Kong
Bene Bank SWIFT	: HSBCHKHHHKH
Beneficiary	: China Medicine Corporation
Beneficiary A/C #	: 808-720296-838

The Parties agree that repetitive or standing settlement instructions will be effective as the funds transfer instructions of the Parties, whether or not authorized, if such settlement instructions are verified pursuant to the security procedure provided in the Escrow Agreement or such other security procedure that Escrow Agent and the Parties may agree to.

Part D

Telephone Number(s) of Authorized
Person(s) Designated to give RMB Conversion Instructions

Party B

Name	Telephone Number

1. Yang Senshan	+86 1392 512 9121

2. Henry Ho	+86 158 1470 2727 / +852 9837 6626

Schedule 2

Escrow Agent’s Compensation:

Acceptance Fee	waived
Administrative Fee	US$2,000 per year

Encompassing review, negotiation and execution of governing documentation, opening of the account, completion of all know your customer documentation, maintenance of accounts including authorized disbursements, provision of balance confirmations and all ancillary administrative duties.

Payable in advance on signing of this Agreement and thereafter on the anniversary of this Agreement until this Agreement being terminated. Fees paid are not refundable.

Schedule 3

Specific Terms and Conditions for Hong Kong RMB Accounts and Clearing Services

The JPMorgan Chase Bank, N.A. (the “Bank’) is a member of the Hong Kong Renminbi Clearing House Automated Transfer System (the “RMB Clearing System”) operated by the Hong Kong Interbank Clearing Limited (“HKICL”) and settled by the settlement institution (the “Settlement Institution”) which is authorised by the People’s Bank of China (the “PBOC”) to provide clearing and settlement services in Hong Kong in relation to Renminbi denominated obligations. The Bank has accordingly agreed to be bound by all the terms and conditions governing its settlement account maintained with the Settlement Institution as amended from time to time and all the operating rules Issued by the Settlement Institution in relation thereto as amended from time to time (collectively, the “Settlement Account Terms”) and all the rules, regulations, policies, procedures, letters, circulars and guidelines of the HKICL in relation to the RMB Clearing System as amended from time to time (the “HKICL Rules”).

These specific terms and conditions (“these Service Terms”) Service Terms apply to all Renminbi denominated accounts (including the Escrow Account and collectively the “RMB Accounts”) and/or to the extent that the Bank, in its capacity as a member of the RMB Clearing House System, utilises from time to time, the facilities provided by the RMB Clearing System in the provision of services by the Bank to the Parties and should be read accordingly.

Unless otherwise defined in these Service Terms, defined terms have the meanings given to them in this Agreement.

For the avoidance of doubt, references herein to applicable laws, rules and/or regulations shall include without limitation references to the Clearing and Settlement Systems Ordinance and all the rules, regulations, guidelines and directions issued by the Hong Kong Monetary Authority (the “HKMA”) thereunder from time to time, the Settlement Account Terms, the HKICL Rules and any other arrangement between the PBOC and the Settlement Institution applicable to the RMB Clearing System or the Services from time to time.

1.	Services

1.1
The Bank agrees to provide to the Parties and the Parties agree to receive from the Bank Renminbi demand deposit account, payment and receipt in Renminbi (induding local and international settlement) and foreign exchange services (the “Services”), provided that the Bank will not provide any Renminbi cash or check service unless otherwise agreed with the Parties.

1.2
The Parties confirm that the Bank has explained to the Parties the nature, features and risks of the Services and that the Parties have understood the foregoing. In particular but without limitation, the Parties acknowledge the risks of the Services set out in the Schedule A hereto, which are not intended to be exhaustive or comprehensive.

1.3
The Bank may, at its own discretion, require the Parties to open a RMB Account (the “RMB Cross-Border Settlement Account”) for settlement of cross-border trade transactions denominated in RMB and other transactions that are eligible for position squaring provided by the Settlement Institution (the “Eligible Transactions”) and the Parties acknowledge that:

	1.4.1	any Eligible Transactions shall only be settled by using the RMB Cross-Border Settlement Account; and

	1.4.2	the same account shall not be used for the settlement of any local transaction denominated in RMB.

1.4
The Parties acknowledge and agree that in the following cases and such other cases as prescribed by the Deposit Protection Scheme Ordinance of Hong Kong (“Deposit Protection Scheme Ordinance”) and the statutory guideline of Representation on Eligible Deposits by Authorized Institutions — A Guideline issued by the Monetary Authority under section 7(3) (“Representation on Eligible Deposits”) from time to time, its account (or accounts) will not fall in the category of “protected deposits” (as the term is defined in the Deposit Protection Scheme Ordinance) or “eligible deposit” (as defined in Representation on Eligible Deposits) and hence will not be protected by the Deposit Protection Scheme nor guaranteed by the Hong Kong SAR Governments Exchange Fund:

(a)	if an account is opened or used as cash collateral (to secure any obligations of the Parties and/or any other parties towards the Bank); or

(b)	if an account is opened as a term/time deposit where the current term agreed to by the Parties (at the most recent time it was negotiated) exceeds five (5) years.

2.	Operation of the Account

2.1	Where applicable, all Services shall be subject to the ability of the Bank to purchase the required amount of Renminbi from the Settlement Institution or other members of the RMB Clearing System.

2.2
The Parties represent and warrant that the acceptance or execution by the Bank of any instruction given by it with respect to any Renminbi payment or receipt or any other Renminbi transaction will not result in the Bank contravening any applicable laws, rules and regulations.

2.3
The Parties acknowledges that the Bank shall not be responsible for verifying the identity and any other information of the beneficiary of any payment or remittance Instruction in the People’s Republic of China (the “PRC”). Without prejudice to the foregoing, in the event where the correspondent bank in the PRC determines that the acceptance or execution of any payment or remittance Instruction will not be permitted by the applicable rules of the Renminbi cross-border settlement scheme of the PRC or otherwise refuses to accept or execute such Instruction, the Bank shall not be liable for losses of any kind incurred by or in connection with such refusal.

2.4
The Parties acknowledges and agrees that the acceptance or execution of Instructions by the Bank through the facilities of the RMB Clearing System is subject to, among other things, the Settlement Account Terms and the HKICL Rules.

2.5
The Bank reserves the right at all times to, without giving prior notice or any reason, decline to act on any or all instructions in respect of the RMB Account, decline to accept any payments into the RMB Account and/or suspend or terminate the provision of any Service (or any part thereof) or the maintenance or operation of the RMB Account for whatever reason. The Bank will endeavour to notify the Parties of any such action as soon as is reasonably practicable after such action.

2.7
The suspension or termination of the RMB Account or any Service (or any part thereof) shall not affect any accrued rights, any commitment already incurred by the Bank on behalf of the Parties, the Parties’ liability to the Bank in respect of any such commitment nor the authority of the Bank to make entries to any RMB Account to reflect any such rights or commitments.

3.	Liability Limitation; Indemnity

3.1
Without limitation to Clause 7 of this Agreement, the Bank and the Parties agree that the Bank shall not be liable to the Parties for any claim, loss, damage or expense of any kind or nature whatsoever arising in whatever manner directly or indirectly from as a result of:

	3.1.1	anything done or omitted to be done by the Bank in reliance upon any person in the management, operation or use of the RMB Clearing System or any part thereof,

3.1.2
the operation, suspension or termination of the RMB Clearing System, the associated clearing facilities, computer system, transmission facilities or any part thereof, any disruption, failure, delay, deficiency or defect therein, any delay in providing or failure to provide the foregoing or interruption or loss of the foregoing (including, without limitation, as a result of any machine or computer malfunction); or

3.1.3
any action taken by the Bank pursuant to Clause 2.6 of these Service Terms, save to the extent that such claim, loss, damage or expense is caused by the gross negligence or wilful misconduct on the part of the Bank.

3.2
Without limitation to Clause 8 of this Agreement, the Parties agrees to indemnify and hold the Bank harmless from and against all and any expenses, liabilities, losses, demands, claims, proceedings, actions costs and damages whatsoever and howsoever incurred or suffered by the Bank as a result of or in connection with the provision of any Service by the Bank to the Parties except to the extent the foregoing is caused by the fraud, wilful misconduct or gross negligence on the part of the Bank.

3.3	The Parties agree that:

3.3.1
the HKMA shall not be liable to the Parties in respect of any claim, loss, damage or expense (including without limitation loss of business, loss of business opportunity, loss of profit, special, indirect or consequential loss) (even if the HKMA knew or ought reasonably to have known of their possible existence) of any kind or nature whatsoever arising in whatever manner directly or indirectly from or as a result of anything done or omitted to be done by HKMA bona fide or by the Settlement Institution, the HKICL, any participant bank of the RMB Clearing System or any other person in the management, operation or use (including without limitation the termination and/or suspension of the Settlement Institution, the clearing facilities or any participant bank of the RMB Clearing System) of the clearing house or facilities or any part of any of them; and

3.3.2
the HKMA shall not owe any duty or incur any liability to the Parties in respect of any claim, loss, damage or expense (including without limitation loss of business, loss of business opportunity, loss of profit, special, indirect or consequential loss) (even if the HKMA knew or ought reasonably to have known of their possible existence) of any kind or nature whatsoever arising in whatever manner directly or indirectly by the giving of any consent, notice, advice or approval in relation or pursuant to the HKICL Rules.

Schedule A

The exchange rate of Renminbi is currently not pegged to the US dollar. Renminbi has now moved to a managed floating exchange rate based on market supply and demand with reference to a basket of foreign currencies. The daily trading price of Renminbi against other major currencies in the inter-bank foreign exchange market would be allowed to float within a narrow band around the central parity published by the PBOC. As the exchange rates are based primarily on market forces, the exchange rates for Renminbi against other currencies, including US Dollars and Hong Kong Dollars, are susceptible to movements based on external factors.

Renminbi is currently not a freely convertible currency as it is subject to foreign exchange control policies of the Chinese government. The possibility that the appreciation of Renminbi will be accelerated cannot be excluded. On the other hand, there can be no assurance that the Renminbi will not be subject to devaluation.

Further, the PRC governments imposition of restrictions on the repatriation of Renminbi out of China may limit the depth of the Renminbi market in Hong Kong. The PRC governments policies on exchange control and repatriation restrictions are subject to change.

Since Renminbi is a restricted currency and subject to exchange controls, you may have to convert the local currency into Renminbi from time to time. During these processes, you will incur currency conversion costs and you will also be exposed to currency risk.

Certain Renminbi products, such as time deposits, are subject to lock-up periods (or charges for early termination of such products). You should consider your own liquidity needs before committing to any such products.

You should always understand the nature, key features and risks of Renminbi products/services and assess whether these products/services are suitable for you in terms of your own needs and risk profile before you purchase or subscribe to Renminbi products/services.